Exhibit 10.3

Effective April 30, 2023

Melinda D. Whittington

Dear Melinda:

La-Z-Boy Incorporated (the “Company”) considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this regard, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. The Company further recognizes that it is absolutely vital to the Company to retain well-qualified executives and to assure itself of continuity of management in considering any actual or threatened change of control of the Company.
For the above reasons, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company. In particular, the Board believes that it is important, should the Company or its shareholders receive a proposal for transfer of control of the Company, that you be able to assess and advise the Company and its shareholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of your own situation.
In order to induce you to remain in the employ of the Company, this letter agreement (sometimes called the “Agreement”), which has been approved by the Board, sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a “change in control” of the Company under the circumstances described below.
1.Agreement to Provide Services; Right to Terminate.
The Company or you may terminate your employment at any time, subject to the Company's providing the benefits hereinafter specified in accordance with the terms hereof.
2.Term of Agreement.
This Agreement shall commence on April 30, 2023, and shall continue in effect until December 31, 2023; provided, however, that commencing on January 1, 2024 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1st date, the Company or you shall have given notice that this Agreement shall not be extended; and provided, further, that this Agreement shall continue in effect for a period of thirty-six (36) months beyond the term provided herein if a change in control of the Company, as defined in Section 3 hereof (a “Change in Control”), shall have occurred during such term. Notwithstanding anything in this Section 2 to the contrary, this Agreement shall terminate if you or the Company terminates your employment prior to a Change in Control.

3.Change in Control.
For purposes of this Agreement, a “Change in Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as more fully described in attached Exhibit A, which shall be interpreted in accordance with Code §409A(a)(2)(A)(v) and regulations and other guidance thereunder. Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in you, or a group of Persons which includes you acquiring, directly or indirectly, 30% or more of the combined voting power of the Company's Voting Securities.
4.Termination Following Change in Control.
If any of the events described in Section 3 hereof constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in paragraphs (iii) and (iv) of Section 5 hereof upon the termination of your employment within thirty-six (36) months after such event, unless such termination is (a) because of your death, (b) by the Company for Cause or Disability, (c) by you other than for Good Reason (as all capitalized terms are hereinafter defined) or (d) such termination does not constitute a “Separation from Service” as described in attached Exhibit B.
(i)Disability. Termination by the Company of your employment based on “Disability” shall mean termination due to your absence from your duties with the Company on a full-time basis for at least 180 consecutive days as a result of your incapacity due to physical or mental illness, or under such other circumstances as the Company determines, in its sole discretion, constitute a Disability.
(ii)Cause. Termination by the Company of your employment for “Cause” shall mean termination upon (a) your habitual neglect of material duties, (b) your commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of the Company or any of its subsidiaries, which act constitutes gross negligence or material misconduct in the performance of duties to the Company or any of its subsidiaries; (c) your commission of any theft, fraud, act of dishonesty or breach of trust resulting in or intended to result in material personal gain or enrichment of you at the direct or indirect expense of the Company or any of its subsidiaries; (d) your conviction of, or plea of guilty or nolo contendere to, a felony; (e) your material violation of any restrictive covenant agreement with the Company; or (f) your serious violation of the Company’s written policies or of your statutory or common law duty of loyalty to the Company or its affiliates that in either case is materially injurious to the Company, monetarily or otherwise. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the corporation. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (a) or (b) of this paragraph (ii) and specifying the particulars thereof in detail.
(iii)Good Reason. Termination by you of your employment for “Good Reason” shall mean termination based on:

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(A)an adverse change in your status or position(s) as a corporate officer of the Company as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in your status or position as a result of a material diminution in your duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly-owned) or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason);
(B)a reduction by the Company in your monthly base salary or target bonus opportunity as in effect immediately prior to the Change in Control;
(C)the failure by the Company to continue in effect any material Plan (as hereinafter defined) in which you are participating at the time of the Change in Control (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the Change in Control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the Change in Control;
(D)the Company’s requiring you to relocate your office to a location that would increase the distance of your commute by more than 50 miles as compared to immediately prior to the Change in Control except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the Change in Control;
(E)the failure by the Company to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by Section 7 hereof; or
(F)any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (iv) below (and, if applicable, paragraph (ii) above); and for purposes of this Agreement, no such purported termination shall be effective.
In order for a resignation to be for Good Reason, you must provide the Company with a Notice of Termination within 30 days after you are informed by the Company that an event described above will occur.  If the Company does not cure the circumstances constituting Good Reason within 30 days of receiving the Notice of Termination (the “Cure Period”) then your resignation will be effective the day immediately following the last day of the Cure Period.  If you fail to timely provide the Company with a Notice of Termination with respect to an event, any resignation thereafter in respect of such event shall not be for Good Reason.
For purposes of this Agreement, “Plan” shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a savings, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

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(iv)Notice of Termination.  Any purported termination by the Company or by you following a Change in Control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(v)Date of Termination. “Date of Termination” following a Change in Control shall mean (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by the Company for Cause or by you pursuant to Sections 4(iii)(F) and 6 hereof or for any other Good Reason, the date specified in the Notice of Termination, or (c) if your employment is to be terminated by the Company for any reason other than Cause, the date specified in the Notice of Termination, which is no event shall be a date earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after, receiving such Notice of Termination. In the case of termination by the Company of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within thirty (30) days after receipt by you of the Notice of Termination with respect thereto, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 16 hereof. During the pendency of any such dispute, the Company will continue to pay you your full compensation in effect just prior to the time the Notice of Termination is given and until the dispute is resolved in accordance with Section 16.
5.Compensation Upon Termination or During Disability; Other Agreements.
During any period following a Change in Control that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with paragraphs 4(i) and 4(v) hereof. Thereafter, your benefits shall be determined in accordance with the Plans then in effect.
(i)If your employment shall be terminated for Cause following a Change in Control, the Company shall pay you your salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you. Thereupon the Company shall have no further obligations to you under this Agreement.
(ii)Subject to the terms of this Agreement and your satisfaction of the release requirements set forth in Section 5(v), if, within thirty-six (36) months after a Change in Control shall have occurred as defined in Section 3 above, your employment by the Company shall be terminated (a) by the Company other than for Cause, Disability, or death or (b) by you for Good Reason, then, by no later than the 60th day following the Date of Termination (except as otherwise provided), you shall be entitled, without regard to any contrary provision of any Plan, to the benefits provided below:
(A)the Company shall pay your salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the

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terms of any Plans have been earned or become payable, but which have not yet been paid by you; and
(B)as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to you an amount in cash equal to three (3) times the sum of (i) your annualized salary at the rate in effect at the Date of Termination and (ii) an amount equal to the average bonus paid you in the previous three (3) years; provided, however, if such termination of employment occurs more than two years following the Change in Control or as otherwise required to comply with Section 409A, the severance payable under this section shall be paid in accordance with the schedule set forth in the La-Z-Boy Incorporated Severance Plan for Named Executive Officers according to the Company’s standard payroll practices until the 36-month anniversary of the Date of Termination.
(iii)Following a Change in Control and subject to the release requirements set forth in Section 5(v), unless you are terminated for Cause, Disability, or death or you terminate your employment other than for Good Reason, the Company shall maintain in full force and effect, for the continued benefit of you and your dependents for a period terminating on the earliest of (a) thirty-six (36) months after the Date of Termination, (b) the commencement date of equivalent benefits from a new employer or (c) your normal retirement date under the terms of the La-Z-Boy Incorporated Retirement Savings Plan (or any successor or substitute plan or plans of the Company put into effect prior to a Change in Control), all insured and self-insured employee medical and dental plans in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such Plans (and any applicable funding media) and you continue to pay an amount equal to your regular contribution under such Plans for such participation. If permitted by applicable law, right to continuation coverage pursuant to COBRA will run concurrently with such continued participation provided by the Company. If the terms of the Company’s medical and dental plans do not permit your continued participation after the termination of your employment and you elect to continue medical or dental coverage as provided for by COBRA, the Company will, for the lesser of 36 months or the period during which you maintain such COBRA continuation coverage, pay the difference between the cost of your COBRA premiums for medical and dental insurance and the normal employee contribution for such coverage. Such payments will be made by the Company in accordance with its normal schedule for premium payments in accordance with the applicable plan. (You may thereafter have the right under COBRA to continue such insurance at your expense for the remaining months of your eligibility.) You will be responsible for any tax on such benefits or payments made by the Company. If, at the end of thirty-six (36) months after the Termination Date, you have not reached your normal retirement date and you have not previously received or are not then receiving equivalent benefits from a new employer, the Company shall arrange to enable you to convert your and your dependents' coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions.
(iv)Except as specifically provided herein, the amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.
(v)In addition to the remaining requirements of this Agreement, it shall be a condition of eligibility for benefits under this Agreement that you shall have signed a release agreement (the “Release Agreement”), and such Release Agreement shall have become

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irrevocable, within 60 days following your Date of Termination. Such Release Agreement shall be in a form acceptable to the Company that complies with applicable law and which is appropriate for your classification. The Release Agreement may include, among other items, a covenant not to compete with the Company. A Release Agreement must be signed no later than the date specified in the form Release Agreement provided to you by the Company. No amounts payable under Sections 5(ii) and (iii) of this Agreement shall be paid to you unless and until you timely sign the Release Agreement and the period of time for revoking or rescinding such agreement under applicable law has expired without you having revoked or rescinded such agreement. Notwithstanding anything herein to the contrary, to the extent any payment under this Agreement that is subject to the Release Agreement requirement described above is payable during a specified period that spans two taxable years, then to the extent such payment is deemed to constitute nonqualified deferred compensation subject to Section 409A of the Code, such payment shall be made in the second taxable year.
6.Certain Section 409A Rules.
(a) Specified Employee. Notwithstanding any provision of this Agreement to the contrary, if you are a Specified Employee, any payment or benefit under this Agreement that constitutes deferred compensation subject to Section 409A of the Code and for which the payment event is a Separation from Service shall not be made or provided before the date that is six months after the date of your Separation from Service. Any payment or benefit that is delayed pursuant to these Rules shall be made or provided on the first business day of the seventh month following the month in which your Separation from Service occurs. With respect to any cash payment delayed pursuant to these Rules, the first payment shall include interest, at the Wall Street Journal Prime Rate published in the Wall Street Journal on the Separation from Service date of (or the previous business day if such date is not a business day), for the period from the date the payment would have been made but for these Rules through the date payment is made. These Rules shall apply to the extent required to avoid your incurrence of any additional tax or interest under Section 409A of the Code.
(b) Reimbursement and In-Kind Benefits. Notwithstanding any provision of this Agreement to the contrary, with respect to in-kind benefits provided or expenses eligible for reimbursement under this Agreement which are subject to Section 409A of the Code, (i) the benefits provided or the amount of expenses eligible for reimbursement during any calendar year shall not affect the benefits provided or expenses eligible for reimbursement in any other calendar year, except as otherwise provided in Treas. Reg. §1.409A-3(i)(1)(iv)(B), (ii) such in-kind benefits or reimbursements are not subject to liquidation or exchange for another benefit, and (iii) the reimbursement of an eligible expense shall be made as soon as practicable after your request for such reimbursement (subject to (a), above), but not later than the December 31 following the calendar year in which the expense was incurred.
(c) “Specified Employee” shall mean a specified employee as defined in Section 409A of the Code as of the date of a Separation from Service.
(d) Interpretation and Construction. This Agreement is intended to comply with Section 409A of the Code and shall be administered, interpreted and construed in accordance therewith to avoid the imposition of additional tax under Section 409A of the Code.
7.Successors; Binding Agreement.
(i)Upon your written request, the Company will seek to have any Successor (as hereinafter defined), by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of its obligations under this Agreement. Failure of the Company to obtain such assent at least three (3) business days prior to the time a Person becomes a Successor (or where the Company does not have at least three (3) business days advance

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notice that a Person may become a Successor, within one (1) business day after having notice that such Person may become or has become a Successor) shall constitute Good Reason for termination by you of your employment and, if a Change in Control has occurred, shall entitle you immediately to the applicable benefits provided in Section 5 hereof upon delivery by you of a Notice of Termination. For purposes of this Agreement, "Successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's Voting Securities, all or substantially all of its assets or otherwise.
(ii)This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.
(iii)For purposes of this Agreement, the “Company” shall include any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist.
8.Fees and Expenses; Mitigation.
(i)The Company shall pay all reasonable legal fees and related expenses incurred by you in connection with this Agreement following a Change in Control, including, without limitation, (a) all such fees and expenses, if any, incurred in contesting or disputing any such termination or incurred by you in seeking advice with respect to the matters set forth in Section 9 hereof or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement.
(ii)You shall not be required to mitigate the amount of any payment the Company becomes obligated to make to you in connection with this Agreement, by seeking other employment or otherwise.
9.Taxes.
(i)All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.
(ii)Notwithstanding any other provision of this Agreement, if any of the payments or benefits received or to be received by you pursuant to this Agreement, when taken together with payments and benefits provided to you under any other plans, contracts, or arrangements with the Company or its subsidiaries (the “Total Payments”), will be subject to any excise tax imposed under Code Section 4999 (together with any interest or penalties, the “Excise Tax”), then such Total Payments shall be reduced to the extent necessary so that no portion thereof will be subject to the Excise Tax; provided, however, that if you would receive in the aggregate greater value (as determined under Code Section 280G and the regulations thereunder) on an after tax basis if the Total Payments were not subject to such reduction, then no such reduction shall be made. In effectuating the reduction described above, if applicable, the Company will first reduce or eliminate the payments and benefits provided under this Agreement and, if any amounts are paid in installments under this Agreement, such benefits shall be reduced in reverse chronological order and, if the amounts payable under this Agreement are not sufficient for such reduction, the Company shall next reduce equity-based payments and

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acceleration not subject to Section 409A of the Code and then equity-based payments and acceleration subject to Section 409A of the Code in reverse chronological order. All calculations required to be made under this Section will be made by the Company’s independent public accountants, subject to the right of your representative to review the same. If the Company’s independent public accountants refuse to make the required determinations, then such determinations will be made by an independent accounting firm with national reputation reasonably selected by the Company. As a result of the uncertainty in the application of the Internal Revenue Code, it is possible that the Company will in good faith make payments to you that it should not make. In the event of such overpayment, the Company shall have no further liability or obligation to you for any resulting excise taxes, interest, or penalty that you are required to pay.
10.Survival.
The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 5, 7(ii), 8, 9, 14, and 16 of this Agreement shall survive termination of this Agreement.
11.Notice.
For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when sent by electronic mail or when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to the address set forth on the first page of this Agreement or, in the case of the undersigned employee, to the most current address he has provided to the Company on its records, provided that all notices to the Company shall be directed to the attention of the duly authorized representative of the Compensation Committee of the Board, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
12.Miscellaneous.
No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the duly authorized representative of the Compensation Committee of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan.
13.Full Settlement.
The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any setoff, counterclaim, recoupment, defense or other right which the Company may have against you.
14.Confidential Information.
You agree that you will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by you during your employment by the Company or any of its affiliated companies and which shall not be public knowledge. After termination of your employment with the Company you shall not, without the prior written consent of the Company,

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communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Nothing contained in this Agreement is intended to limit your ability to (i) report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or (iii) under applicable United States federal law to (A) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (B) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. In no event shall an asserted violation of the provisions of this Section 14 constitute a basis for deferring or withholding any amounts otherwise payable to you under this Agreement.
15.Validity.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
16.Arbitration.
You and the Company agree that final and binding arbitration is and will be the sole and exclusive remedy and forum for resolving any dispute or claim between you and the Company arising out of this Agreement, including:
(i)The Company's termination of your employment; and/or
(ii)Any dispute or claim concerning or arising out of whether your termination was for “Cause” or for “Good Reason.”
You have a right to appeal your dispute to arbitration. The arbitrator will be selected by mutual agreement. If the arbitrator is not selected by mutual agreement, then the arbitrator will be selected from a panel of experienced labor and employment arbitrators supplied by the American Arbitration Association (AAA). The parties will alternatively strike names from the AAA panel until one name (the Arbitrator) remains. The arbitrator will decide the time and place of a hearing, which will be conducted according to AAA Rules. At the arbitration hearing, you will have the opportunity to rebut the evidence presented by the Company and you may present witnesses and evidence to support your case. The arbitrator will decide, in writing, the resolution of the dispute.
The Company will be responsible for its and your own costs including attorney fees. If you decide to be represented by an attorney, you must notify the Company at least one month before the arbitration hearing. If you do not choose to be represented by an attorney, then the Company will not be represented by an attorney.
This arbitration procedure and the decision of the arbitrator is your exclusive remedy in case of discharge, and is final and binding on both the Company and you and is fully enforceable in court. If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.
This letter agreement replaces the letter agreement between you and La-Z-Boy Incorporated effective April 25, 2021 (“Prior Agreement”). By signing below, you acknowledge that the Prior Agreement is terminated as of the date and time this Agreement takes effect.

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Sincerely,

LA-Z-BOY INCORPORATED

/s/ Uzma Ahmad
______________________________
By: Uzma Ahmad
Vice President, Deputy General Counsel and Corporate Secretary
La-Z-Boy Incorporated

/s/ Melinda D. Whittington
______________________________
Melinda D. Whittington
President and Chief Executive Officer

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Exhibit A
Change in Control
“Change in Control” means any change required to be reported in Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934 (the “Exchange Act”) that qualifies as a Change in Control event pursuant to Code §409A. A “Change in Control event” pursuant to Code §409A includes the occurrence of a change in the ownership of the Company (as defined in Reg. §1.409A-3 (i)(5)(v)), a change in effective control of the Company (as defined in Reg. §1.409A-3(i)(5)(vi)), or a change in the ownership of a substantial portion of the assets of the Company (as defined in Reg. §1.409A-3(i)(5)(vii), and, in particular, any one or more of the following events:
a.    A change in ownership of the Company in which any one person, or more than one person acting as a group acquires beneficial ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company, or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlled by the Company.
b.    A change in the effective control of the Company, pursuant to which either:
(i)    Any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company.
(ii)    A majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.
c.    A change in the ownership of a substantial portion of the Company’s assets pursuant to which any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. As used herein, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, there is no Change in Control event under this paragraph when there is a transfer to a related person as described in Reg. §1.409A-3(i)(5)(vii)(B)
However, a Change in Control shall not include a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets or equity interests of the Company to another entity if, in any such case, (a) the holders of equity securities of the Company immediately prior to such event beneficially own immediately after such event equity securities of the resulting entity entitled to more than fifty percent of the votes then eligible to be cast in the election of directors (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such event or (b) the persons who were members of the Board immediately prior to such event constitute at least a majority of the board of directors of the resulting entity immediately after such event.
For purposes of this definition:

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(A)    “Beneficial owner” (or “beneficial ownership”) includes ownership by attribution as provided in Reg. §1.409A.
(B)    Where applicable, “person” means a person as defined in Section 3(a)(9) of Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(C)    “Acting as a group” means so acting within the meaning of the applicable portion of Reg. §1.409A-3(i)(5). Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Where applicable, “group” means a group as described in Rule 13d-5 promulgated under the Exchange Act or any successor regulation.

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Exhibit B
Separation From Service
A Separation From Service occurs on the date upon which a Participant is no longer an employee of the Company, as determined in accordance with Code §409A and Treasury Regulations promulgated thereunder.
For purposes of this Agreement, an employee separates from service with the Company if the employee dies, retires or otherwise has a termination of employment with the Company. However, the employment relationship is treated as continuing intact while the employee is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the employee’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six months and the employee’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.
Whether a termination of employment has occurred is determined based on the facts and circumstances. Where an employee either actually or purportedly continues in the capacity as an employee, such as through the execution of an employment agreement under which the employee agrees to be available to perform services if requested, but the facts and circumstances indicate that neither the Company nor the employee intended for the employee to provide more than insignificant services to the Company, an employee will be treated as having a Separation From Service. For purposes of the preceding sentence, the Company and employee will not be treated as having intended for the employee to provide insignificant services where the employee continues to provide services at an annual rate that is at least equal to 20 percent of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is at least equal to 20 percent of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period). Where an employee continues to provide services to the Company in a capacity other than as an employee, a Separation From Service will not be deemed to have occurred if such former employee is providing services at an annual rate that is 50 percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is 50 percent or more of the annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period). For purposes of this paragraph, the annual rate of providing services is determined based upon the measurement used to determine the Company’s base compensation (for example, amounts of time required to earn salary, hourly wages, or payments for specific projects).

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